EXHIBIT 99.1

15 West 6th Street, Suite, 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com

LAREDO PETROLEUM ANNOUNCES 2015 CAPITAL BUDGET OF $525 MILLION
TOTAL PRODUCTION EXPECTED TO GROW MORE THAN 12%
TULSA, OK - December 16, 2014 - Laredo Petroleum, Inc. (NYSE: LPI) (“Laredo” or “Company”) today announced its capital budget, anticipated production growth and updated commodity derivative positions for 2015.
2015 Capital Budget
Laredo today announced that its Board of Directors has approved a $525 million capital budget for 2015. The budget includes approximately $430 million for drilling and completions, approximately $35 million for production facilities, approximately $25 million for Laredo Midstream Services, and approximately $35 million for land and other capitalized costs. The budget includes approximately $100 million for completion activities and production facilities related to 2014 drilling activity.
“Our 2015 capital budget demonstrates the Company’s ability to operate efficiently in an uncertain commodity price environment and generate capital efficient production growth that is expected to be more than 12%,” said Randy A. Foutch, Laredo Chairman and Chief Executive Officer. “The Company’s philosophy of limiting the length of its service contracts and hedging a significant portion of expected production has enabled us to appropriately respond to the dramatic drop in the price of oil and the current service cost environment. We have already begun to reduce our operated rigs and expect to further reduce the number of drilling rigs we operate to five by the end of the first quarter of 2015. Although we have reduced our budget in response to lower commodity prices, we continue to generate highly economic production growth and anticipate improvement as service costs adjust appropriately to reflect the recent decline in oil prices. The oil and gas derivatives we have in place over the next several years will provide substantial support to the Company’s cash flows as costs and prices stabilize.”
“As indicated previously, we have been in discussions with interested parties regarding a potential transaction involving a portion of our northern Permian-Garden City properties; these discussions are continuing,” stated Mr. Foutch.
2015 Operations
The Company expects to operate the equivalent of approximately 2.5 horizontal rigs and 1.5 vertical rigs on its Permian-Garden City acreage in 2015 and anticipates drilling 25-30 gross horizontal wells and approximately 30 gross vertical wells. Laredo expects to complete 45-50 gross horizontal wells and approximately 40 gross vertical wells during the year, with approximately 70% of both horizontal and vertical completions occurring in the first half of the year. Drilling and completion expenditures are expected to be approximately $375 million for operated wells plus approximately $55 million for non-operated horizontal wells. Approximately $100 million of the Company’s 2015 drilling and completion and facilities budget is associated with multi-well pads in progress at year-end 2014. Production for 2015 is expected to grow more than 12% from estimated 2014 volumes. This production growth, combined with the Company’s commodity derivatives, is expected to generate cash flow that will fund approximately 75% of Laredo’s planned capital budget for the year.
Commodity Derivatives
Laredo actively monitors its hedging program to mitigate the variability in its anticipated cash flow due to fluctuations in commodity prices. The Company utilizes a combination of puts, collars and swaps, none of which are three-way collars, to hedge its production. At December 12, 2014, the Company has hedges in place for 2015 for more than 95% of anticipated oil production at a weighted-average floor price of $80.99 per barrel. The Company also has hedged more than 65% of anticipated natural gas production at an equivalent weighted-average floor price of $3.93 per thousand cubic feet (“Mcf”).
For 2016, the Company has hedged 4,129,800 barrels of oil at a weighted-average floor price of $81.84 per barrel and an equivalent 14,237,986 Mcf of natural gas at a weighted-average floor price of $3.93 per Mcf. Additionally, for 2017, the Company has hedged 2,263,000 barrels of oil and a weighted-average floor price of $80.00 per barrel.
About Laredo
Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the exploration, development and acquisition of oil and natural gas properties primarily in the Permian region of the United States.
Additional information about Laredo may be found on its website at www.laredopetro.com.

Forward-Looking Statements
This press release (and oral statements made regarding the subjects of this release), contain forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future, including statements as to the expected timing, completion and effects of any proposed transactions, are forward-looking statements. The forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events.

General risks relating to Laredo include, but are not limited to the risks described in its Annual Report on Form 10-K for the year ended December 31, 2013, its Quarterly Report on Form 10-Q for the period ended September 30, 2014, and those set forth from time to time in other filings with the Securities and Exchange Commission (“SEC”). These documents are available through Laredo’s website at www.laredopetro.com under the tab “Investor Relations” or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (“EDGAR”) at www.sec.gov. Any of these factors could cause Laredo's actual results and plans to differ materially from those in

the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Laredo does not intend to, and disclaims any obligation to, update or revise any forward-looking statement.

The Company’s production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases.
# # #

Contact:
Ron Hagood: (918) 858-5504 - RHagood@laredopetro.com

14-18

2